Exhibit 3.1
CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
HORIZON LINES, INC.
     Horizon Lines, Inc., a Delaware corporation (the “ Corporation ”), does hereby certify as follows:
     1. The Corporation’s Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 12, 2004 and the Amended and Restated Certificate of Incorporation (the “ Amended and Restated Certificate ”) was filed with the Secretary of State of the State of Delaware on September 21, 2005.
     2. Article VI, Section 1 of the Amended and Restated Certificate, as heretofore amended, amended and restated or otherwise modified, is hereby further amended by deleting said Article and Section in its entirety and replacing said Article and Section with the following text:
     1. Size of the Board . The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors, consisting of not less than three or more than thirteen directors, the exact number of directors to be determined from time to time by resolution adopted by the affirmative vote of a majority of the Board of Directors, except as provided for in Section 5(b) of this Article VI.
     3. The foregoing amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.
     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed as of this 5th day of June, 2007, by its Chairman, President and Chief Executive Officer, who hereby affirms and acknowledges, under penalty of perjury, that this Certificate of Amendment is the act and deed of the Corporation, and that the facts stated herein are true.

Chairman, President and Chief Executive Officer:

/s/ Charles G. Raymond

Charles G. Raymond